SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:  Grosvenor Alternative Funds

Address of Principal Business Office:

900 North Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Telephone Number:  312-506-6500

Name and address of agent for service of process:

Girish Kashyap
Grosvenor Alternative Funds
900 North Michigan Avenue, Suite 1100
Chicago, Illinois 60611
Telephone Number:  312-506-6500

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [X]   NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 8th day of January, 2013.

Grosvenor Alternative Funds

By: /s/ Scott J. Lederman
Name: Scott J. Lederman
Title: Trustee

Attest:                    /s/ Girish Kashyap
Name: Girish Kashyap
Title: Secretary